Exhibit 99.2

ASI HOLDINGS LIMITED

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

June 30, 2010

Index to Condensed Consolidated Financial Statements

Condensed Consolidated Balance Sheet as of June 30, 2010 and December 31, 2009 (unaudited)	2
Condensed Consolidated Statement of Operations for the six months period ended June 30, 2010 and 2009 (unaudited)	3
Condensed Consolidated Statements of Cash Flows for the six months period ended June 30, 2010 and 2009 (unaudited)	4
Notes to Condensed Consolidated Financial Statements (unaudited)	5 to 11

ASI Holdings Limited
Condensed Consolidated Balance Sheets
(Unaudited)

	As of	As of
	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$272,432	$90,543
Accounts receivable, net of allowance for bad debts	5,404,565	4,767,736
Inventories, net	2,606,109	1,709,107
Deposits	46,029	24,688
Prepayments	16,982	30,780
Other receivables	6,664	-
Total current assets	8,352,781	6,622,854

Property and equipment, at cost	101,207	39,115
Less: accumulated depreciation	(50,960)	(15,466)
Property and equipment, net	50,247	23,649

Total assets	$8,403,028	$6,646,503

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Secured bank overdraft	-	28,923
Short term loan	500,000	500,000
Accounts payable	10,512,657	7,684,336
Provision for warranty service	469,365	276,362
Accrued expenses and other payable	509,237	577,825
Due to bank under factoring agreement	25,652	504,368
Total liabilities	$12,016,911	$9,571,814

Stockholders' deficit
Common stock, $0..1282 par value;	6,410	6,410
Other comprehensive loss	(26,494)	(1,063)
Accumulated deficit	(3,593,799)	(2,930,658)
Total stockholders' deficit	(3,613,883)	(2,925,311)

Total liabilities and stockholders' deficit	$8,403,028	$6,646,503

See accompanying notes to condensed consolidated financial statements.

ASI Holdings Limited
Condensed Consolidated Statement of Operations
(Unaudited)

	For Six Months Ending
	June 30, 2010	June 30, 2009
Net revenue	$10,973,580	$8,009,840
Cost of revenue	10,201,436	7,018,201
Gross profit	772,144	991,639

Operating expenses
Selling expenses	220,230	21,985
General and administrative	1,108,589	1,000,482
Total operating expenses	1,328,819	1,022,467

Loss from operations	(556,675)	(30,829)

Other expenses:
Factoring charges	106,465	-
Total other expenses	106,465	-

Net loss from continuing operations	(663,141)	(30,829)

Other comprehensive loss
Foreign currency translation Loss	25,431	5,723

Net comprehensive loss	$(688,571)	$(36,552)

See accompanying notes to condensed consolidated financial statements.

ASI Holdings Limited
Condensed Consolidated Statement of Cash Flows
(Unaudited)

	For Six Months Ended
	June 30, 2010	June 30, 2009

Operating activities:
Net loss from continuing operations	$(663,141)	$(30,829)

Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	35,494	35,698
Increase in accounts receivable	(636,829)	(3,128,176)
Increase in inventory	(897,002)	(2,067,647)
Decrease in prepaid expenses	13,798	605
Increase in other receivable	(6,665)	-
Increase in deposits	(21,341)	(1,163)
Decrease non-controlling Interest	-	12,287
Increase in accounts payable	2,828,320	4,325,422
Increase/(decrease) in accrued expenses	(68,588)	642,893
Increase in warranty provision	193,003	105,960
Decrease related party	-	(71,837)
Decrease secured bank draft	(28,923)	-
Increase short term loan	-	500,000
Net cash provided by operating activities from continuing operations	1,411,269	354,042

Investing activities:
Acquisitions of property and equipment	(62,092)	(33,000)
Net cash used in investing activities